Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

APPIAN CORPORATION

Appian Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

A. The name of the Corporation is Appian Corporation. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 11, 1999. An Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 7, 2008. Certificates of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation were filed with the Secretary of State of the State of Delaware on January 30, 2009 and July 6, 2009. A Second Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 21, 2014. A Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 27, 2015. A Certificate of Correction to the Certificate of Amendment was filed with the Secretary of State of the State of Delaware on June 3, 2015.

B. Pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, the Third Amended and Restated Certificate of Incorporation has been duly adopted by the written consent of the stockholders of the Corporation, and restates and integrates and further amends the provisions of the Second Amended and Restated Certificate of Incorporation of the Corporation as amended.

C. The text of the Second Amended and Restated Certificate of Incorporation of the Corporation, including all amendments thereto and all Certificates of Designation of all series of Preferred Stock of the Corporation, if any, is hereby amended and restated in its entirety to read as follows:

I.

The name of this corporation is Appian Corporation (the “Corporation”).

II.

The address of the registered office of this Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, and the name of the registered agent of this Corporation in the State of Delaware at such address is The Corporation Trust Company.

III.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A. The Corporation is authorized to issue three classes of stock to be designated, respectively, Class A Common Stock, Class B Common Stock and Preferred Stock. The Corporation is authorized to issue a total of 618,247,518 shares of stock, 500,000,000 of which are hereby designated Class A Common Stock (the “Class A Common Stock”), 100,000,000 of which are hereby designated as Class B Common Stock (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”) and 18,247,518 of which are hereby designated as Preferred Stock (the “Preferred Stock”). The Common Stock and the Preferred Stock shall each have a par value of $0.0001 per share.

Effective immediately and automatically upon this Third Amended and Restated Certificate of Incorporation becoming effective under the General Corporation Law of the State of Delaware (the “Effective Time”), each share of Common Stock, par value $0.0001 per share, of the Corporation issued and outstanding immediately prior to the Effective Time (“Prior Common Stock”), shall automatically, without further action on the part of the Corporation or any holder of Prior Common Stock, and whether or not the certificates representing such shares of Prior Common Stock are surrendered to the Corporation or its transfer agent, be renamed as and become one (1) fully paid and non-assessable share of Class B Common Stock, $0.0001 par value per share, which Class B Common Stock shall have the rights, preferences, privileges and restrictions set forth in this Certificate of Incorporation.

B. The number of authorized shares of Class A Common Stock and Class B Common Stock may be increased or decreased (but not below the number of shares of Class A Common Stock or Class B Common Stock then outstanding plus the number of shares reserved for issuance) by the affirmative vote of the holders of at least a majority of the stock of the Corporation entitled to vote (voting together as a single class on an as-if converted to Common Stock basis).

C. 12,127,468 of the authorized shares of Preferred Stock are designated Series A Convertible Preferred Stock (the “Series A Preferred”), and 6,120,050 of the authorized shares of Preferred Stock are hereby designated Series B Convertible Preferred Stock (the “Series B Preferred”).

D. The rights, preferences, privileges, restrictions and other matters relating to the Preferred Stock are as follows:

1. DIVIDEND RIGHTS.

(a) Holders of Series A Preferred and holders of Series B Preferred, prior and in preference to the holders of Class A Common Stock, Class B Common Stock and any other class or series of stock ranking junior to the Series A Preferred and Series B Preferred with respect to dividends, liquidation or redemption (collectively, the “Junior Stock”), shall be entitled to receive dividends at the rate of eight percent (8%) of the applicable Original Issue Price (as defined below) per annum (the “Dividend Rate”) on each outstanding share of Series A Preferred and each outstanding share of Series B Preferred. Such dividends with respect to the Series A Preferred shall be cumulative and shall accrue from day to day until paid, regardless of whether earned or declared, and such dividends with respect to the Series B Preferred shall be non-cumulative and shall not accrue unless declared; provided, however, that in each such case, except as set forth in Section 1(c) or in Sections 3, 5, or 6, dividends with respect to the Series A Preferred and the Series B Preferred shall be payable, on a pari passu basis, only when, as and if declared by the Board of Directors, and the Corporation shall be under no obligation to pay such dividends.

(b) The “Series A Original Issue Price” shall be $0.88903 per share for the Series A Preferred, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Series A Preferred; and the “Series B Original Issue Price” shall be $6.1274 per share for the Series B Preferred, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Series B Preferred (the Series A Original Issue Price and the Series B Original Issue Price, each, an “Original Issue Price”).

(c) Subject to Section 1(e), so long as any shares of Series A Preferred or Series B Preferred are outstanding, the Corporation shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Junior Stock, or purchase, redeem or otherwise acquire for value any shares of Junior Stock until all dividends as set forth in Section 1(a) above on the Preferred Stock shall, if and as applicable, have been paid or declared and set apart.

(d) In the event dividends are paid on any share of Common Stock, whether in cash or property, the Corporation shall pay an additional dividend on all outstanding shares of Preferred Stock in a per share amount equal (on an as-if converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.

(e) The provisions of Sections 1(c), 1(d) and 2(b)(vi) shall not apply to: (i) a dividend payable in Common Stock; (ii) acquisitions of Common Stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares at cost (or the lesser of cost or fair market value) upon termination of services to the Corporation; (iii) acquisitions of Common Stock in exercise of the Corporation’s right of first refusal to repurchase such shares, provided that such exercise is approved by the Board, including the affirmative approval of the Preferred Stock Designees (as defined below), or (iv) any repurchase of any outstanding securities of the Corporation that is approved by the Board, including the affirmative approval of the Preferred Stock Designees.

(f) Whenever a dividend provided for in this Section 1 shall be payable in property other than cash, the value of such dividend shall be the fair market value of such distribution as determined in good faith by the Board.

2. VOTING RIGHTS.

(a) General Rights. Each holder of shares of the Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock are convertible (pursuant to Section 5 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law) and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation. For purposes of clarification, the number of shares of Common Stock that the Corporation may elect to use as payment against any accrued and unpaid dividends pursuant to Section 3 or 5 shall not be construed as shares of Common Stock into which shares of Preferred Stock are convertible. Except as otherwise provided herein or as required by law, the Preferred Stock shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock and as provided by law.

(b) Separate Vote of Preferred Stock. For so long as, in the aggregate, at least 2,280,940 shares of Preferred Stock remain outstanding (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Preferred Stock), in addition to any other vote or consent required herein or by law, the affirmative vote or written consent of the holders of at least 75% of the then outstanding shares of Series A Preferred and Series B Preferred, voting together as a single class on an as-converted basis, shall be necessary for the Corporation to effect or validate any of the following actions or to permit any subsidiary of the Corporation to effect or validate any of the following actions, in each case, whether by merger, consolidation, recapitalization or otherwise:

(i) Any amendment, alteration, repeal or waiver of any provision of the Bylaws of the Corporation;

(ii) Any increase or decrease in the authorized number of shares of Preferred Stock or Common Stock of the Corporation;

(iii) Any authorization, designation, reclassification or issuance of any new class or series of equity securities or any other securities convertible into equity securities of the Corporation, in each case ranking pari passu with or senior to the Preferred Stock;

(iv) Any redemption or repurchase of the Corporation’s equity securities or securities convertible into equity securities (except as set forth in Section 1(e) above or pursuant to Section 6 below);

(v) Any agreement by the Corporation regarding the acquisition of the stock or all or substantially all of the assets of another entity;

(vi) Any voluntary Liquidation Event (as defined below) in which (i) the equity of the Corporation is valued at $700,000,000 or less or (ii) the consideration is payable in other than cash or publicly traded freely marketable securities;

(vii) Any action that results in the payment or declaration of a dividend on any shares of Junior Stock;

(viii) Any borrowings, loans or guarantees by the Corporation in excess of $500,000; and

(ix) Any transaction by the Corporation with any employee, officer, director or affiliates of the Corporation unless approved by the Board (including a majority of disinterested Directors).

(c) Separate Vote of Series A Preferred. For so long as at least 1,515,934 shares of Series A Preferred remain outstanding (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Series A Preferred), in addition to any other vote or consent required herein or by law, the affirmative vote or written consent of the holders of at least a majority of the then outstanding shares of Series A Preferred, voting as a separate class, shall be necessary for the Corporation to effect or validate any of the following actions or to permit any subsidiary of the Corporation to effect or validate any of the following actions, in each case, whether by merger, consolidation, recapitalization or otherwise: any amendment, alteration, repeal or waiver of any provision of the Third Amended and Restated Certificate of Incorporation of the Corporation in a manner that adversely affects the rights, preferences or privileges of the Series A Preferred and in a manner different than any other series of Preferred Stock (it being understood that a series of Preferred Stock shall not be deemed to be affected differently because of the proportional differences in the amounts of respective issue prices and liquidation preferences that arise out of differences in the Series A Original Issue Price vis-à-vis any other series of Preferred Stock).

(d) Separate Vote of Series B Preferred. For so long as at least 765,006 shares of Series B Preferred remain outstanding (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Series B Preferred), in addition to any other vote or consent required herein or by law, the affirmative vote or written consent of the holders of at least a majority of the then outstanding shares of Series B Preferred, voting as a separate class, shall be necessary for the Corporation to effect or validate any of the following actions or to permit any subsidiary of the Corporation to effect or validate any of the following actions, in each case, whether by merger, consolidation, recapitalization or otherwise: any amendment, alteration, repeal or waiver of any provision of the Third Amended and Restated Certificate of Incorporation of the Corporation in a manner that adversely affects the rights, preferences or privileges of the Series B Preferred and in a manner different than any other series of Preferred Stock (it being understood that a series of Preferred Stock shall not be deemed to be affected differently because of the proportional differences in the amounts of respective issue prices and liquidation preferences that arise out of differences in the Series B Original Issue Price vis-à-vis any other series of Preferred Stock).

(e) Election of Board of Directors.

(i) The number of directors eligible to serve on the Board is hereby set at nine (9).

(ii) For so long as at least 500,000 shares of Series A Preferred remain outstanding (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Series A Preferred), the holders of Series A Preferred outstanding as of the record date, voting exclusively as a separate class, shall be entitled to elect two (2) members of the Board (collectively, the “Series A Designees”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors. For so long as at least 250,000 shares of Series B Preferred remain outstanding (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Series B Preferred), the holders of Series B Preferred outstanding as of the record date, voting exclusively as a separate class, shall be entitled to elect one (1) member of the Board (the “Series B Designee,” and collectively with the Series A Designees, the “Preferred Stock Designees”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

(iii) The holders of Common Stock, voting exclusively as a separate class (notwithstanding Section 2(a), excluding Preferred Stock), shall be entitled to elect all remaining members of the Board, at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

3. LIQUIDATION RIGHTS.

(a) Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary (each, a “Liquidation Event”), before any distribution or payment shall be made to the holders of any Junior Stock, the holders of Preferred Stock shall be entitled to be paid, on a pari passu basis, out of the assets of the Corporation legally available for distribution (or, in the event of an Acquisition or Asset Transfer, the consideration received in such transaction), for each share of Preferred Stock held by them, an amount per share of Preferred Stock equal to the greater of (i) the applicable Original Issue Price plus any dividends accrued or declared but unpaid thereon (the “Liquidation Preference”), and (ii) the amount they would be entitled to receive had they converted such shares of Preferred Stock into shares of Common Stock immediately prior to the Liquidation Event. If applicable, after payment of the Liquidation Preference to the holders of Preferred Stock as provided in clause (i) of the immediately preceding sentence, then any remaining assets shall be distributed ratably to the holders of Common Stock. If applicable, upon any such Liquidation Event, the assets of the Corporation (or, in the event of an Acquisition or Asset Transfer, the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Preferred Stock of the Liquidation Preference, then such assets (or consideration) shall be distributed among the holders of Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which such holders would otherwise be respectively entitled if such amounts had been paid in full. At the option of the Corporation, the portion of the Liquidation Preference attributable to accrued or declared but unpaid dividends may be paid in cash or Class B Common Stock (at the Class B Common Stock’s fair market value determined by the Board as of the date of such payment).

(b) Deemed Conversion. Notwithstanding Section 3(a) above, solely for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Event, each series of Preferred Stock shall be treated as if all holders of such series had converted such holder’s shares of such series into shares of Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion of any series of Preferred Stock (including taking into account the operation of this paragraph (b)

with respect to all series of Preferred Stock), holders of such series would receive (with respect to such series), in the aggregate, an amount greater than the amount that would be distributed to holders of such series if such holders had not converted such series of Preferred Stock into shares of Common Stock. If holders of any series are treated as if they had converted shares of Preferred Stock into Common Stock pursuant to this paragraph, then such holders shall not be entitled to receive any distribution pursuant to Section 3(a) above that would otherwise be made to holders of such series of Preferred Stock; provided, however, that (i) dividends payable with respect to the Series A Preferred upon such conversion shall be paid, whether or not declared, and (ii) dividends payable with respect to the Series B Preferred upon such conversion shall be paid, only if previously declared, in each such case in cash or Class B Common Stock (at the Class B Common Stock’s fair market value determined by the Board as of the date of such payment) at the option of the Corporation. Similarly, notwithstanding anything to the contrary contained in this Section 3 or Section 4 below, if an Acquisition or Asset Transfer (as defined below) is treated as a Liquidation Event, and after the payments to the holders of Preferred Stock pursuant to Section 3(a) have been made, additional payments or proceeds are made or distributed as the result of termination or expiration of an escrow or operation of an earn-out or similar arrangement or termination of dissenter’s or appraisal rights that, if distributed pro rata to the former holders of Preferred Stock in accordance with Section 3(a), would exceed the amount of applicable Liquidation Preference, then all such former holders of Preferred Stock shall be treated as if such former holders had converted their shares of such series into shares of Common Stock immediately prior to the Liquidation Event. Nothing in this paragraph shall cause a distribution to the holders of Preferred Stock that would exceed the greater of the amount of applicable Liquidation Preference and the amount the holders of Preferred Stock would have received had they converted their shares of Preferred Stock immediately prior to the Liquidation Event.

(c) In the event of an Acquisition or Asset Transfer, if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow, and/or is payable to the stockholders of the Corporation subject to contingencies, the merger agreement, sale agreement, or other agreement governing such Liquidation Event shall provide that (i) the portion of such consideration that is not placed into escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of Preferred Stock in accordance with the applicable Liquidation Preference and the holders of Common Stock as if the Initial Consideration were the only consideration payable in connection with such Liquidation Event, and (ii) any additional consideration which becomes payable to the holders of Preferred Stock and the holders of Common Stock upon release from escrow or satisfaction of contingencies shall be allocated among the holders of Preferred Stock in accordance with the applicable Liquidation Preference and the holders of Common Stock after taking into account the previous payment of the Initial Consideration as part of the same transaction.

4. ASSET TRANSFER OR ACQUISITION RIGHTS.

(a) An Acquisition or Asset Transfer (each as hereinafter defined) shall be deemed to be a Liquidation Event (and the term “Liquidation Event” shall mean and include any Acquisition or Asset Transfer). The Corporation shall not have the power to effect any transaction constituting an Acquisition or Asset Transfer unless the agreement or plan of merger or consolidation provides that the consideration payable to the stockholders of the

Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Section 3 above. The amount to be paid or distributed to holders of capital stock of the Corporation upon any Acquisition or Asset Transfer shall be determined in accordance with Section 4(c) below.

(b) For the purposes of this Article IV: (i) “Acquisition” shall mean (A) any consolidation, stock exchange or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the voting power of the surviving entity (or if the surviving entity is a wholly-owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Corporation is a party in which in excess of fifty percent (50%) of the Corporation’s voting power is transferred; provided that an Acquisition shall not include (x) any consolidation or merger effected exclusively to change the domicile of the Corporation, or (y) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Corporation or any successor or indebtedness of the Corporation is cancelled or converted or a combination thereof; and (ii) “Asset Transfer” shall mean a sale, lease or other disposition of all or substantially all of the assets of the Corporation or the sale, exclusive license, conveyance, exchange or other transfer of all or substantially all of the intellectual property of the Corporation.

(c) Proceeds from any Acquisition or Asset Transfer shall be payable to the stockholders of the Corporation in accordance with the preferences set forth in Section 3 and shall be valued as follows: if the consideration to be received is securities of a corporation or other property other than cash, its value will be deemed its fair market value as determined in good faith by the Board on the date such determination is made; provided, however, that any publicly-traded securities to be distributed to stockholders will be valued as follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability:

(A) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30)-day period ending three (3) calendar days prior to the closing; and

(B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever are applicable) over the thirty (30)-day period ending three (3) calendar days prior to the closing.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in Sections 4(c)(i)(A) and (B) to reflect the approximate fair market value thereof, as determined in good faith by the Board.

(d) Notwithstanding anything to the contrary in this Section 4, if the definitive transaction documents for an Acquisition or Asset Transfer provide for a different method of valuation, the method of valuation set forth in such documents shall control.

5. CONVERSION RIGHTS.

The holders of the Preferred Stock shall have the following rights with respect to the conversion of the Preferred Stock into shares of Class B Common Stock (the “Conversion Rights”):

(a) Optional Conversion. Subject to and in compliance with the provisions of this Section 5, any shares of Preferred Stock may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Class B Common Stock.

(b) Conversion Rate. Each share of Preferred Stock shall be convertible into such number of shares of fully paid and nonassessable shares of Class B Common Stock as is determined by dividing the applicable Original Issue Price by the applicable Conversion Price then in effect at the time of conversion.

(c) Conversion Price. The conversion price for a series of Preferred Stock shall initially be the Original Issue Price of such series of Preferred Stock (the “Conversion Price”). Such initial Conversion Price shall be adjusted from time to time in accordance with this Section 5. All references to the Conversion Price herein shall mean the applicable Conversion Price as so adjusted and in effect from time to time.

(d) Mechanics of Conversion. Each holder of Preferred Stock who desires to convert the same into shares of Class B Common Stock pursuant to this Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Preferred Stock being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Class B Common Stock to which such holder is entitled and shall promptly pay in cash (at the Class B Common Stock’s fair market value determined by the Board as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Preferred Stock. The Corporation shall also pay, at the election of the Corporation, in cash or in Class B Common Stock (at the Class B Common Stock’s fair market value determined by the Board as of the date of such conversion), any accrued and any declared and unpaid dividends on the shares of Preferred Stock being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Preferred Stock to be converted, and the person entitled to receive the shares of Class B Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class B Common Stock on such date.

(e) Adjustment for Stock Splits and Combinations. If at any time or from time to time after the date upon which this Third Amended and Restated Certificate of Incorporation is accepted for filing by the Secretary of State of the State of Delaware (the “Filing Date”) the Corporation effects a subdivision of the outstanding Class B Common Stock, the applicable Conversion Price for such series of Preferred Stock in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Filing Date the Corporation combines the outstanding shares of Class B Common Stock into a smaller number of shares, the applicable Conversion Price for such series of Preferred Stock in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 5(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f) Adjustment for Common Stock Dividends and Distributions. If at any time or from time to time after the Filing Date the Corporation pays to holders of Class B Common Stock a dividend or other distribution on the Class B Common Stock in additional shares of Class B Common Stock without a corresponding dividend or other distribution to holders of Preferred Stock, each Conversion Price that is then in effect shall be decreased as of the time of such issuance, as provided below:

(i) Each Conversion Price for each series of Preferred Stock shall be adjusted by multiplying each applicable Conversion Price then in effect by a fraction:

(A) the numerator of which is the total number of shares of Class B Common Stock issued and outstanding immediately prior to the time of such issuance; and

(B) the denominator of which is the total number of shares of Class B Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Class B Common Stock issuable in payment of such dividend or distribution;

(ii) If the Corporation fixes a record date to determine which holders of Class B Common Stock are entitled to receive such dividend or other distribution, each Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Class B Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii) If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, each Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter each Conversion Price shall be adjusted pursuant to this Section 5(f) to reflect the actual payment of such dividend or distribution.

(g) Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation. If at any time or from time to time after the Filing Date, the Class B Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than an Acquisition or Asset Transfer as defined in Section 4 or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 5), in any such event each holder of Preferred Stock shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, merger, consolidation or other change by holders of the number of shares of Class B Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification, merger, consolidation or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Preferred Stock after the capital reorganization to the end that the provisions of this Section 5 (including adjustment of the applicable Conversion Price then in effect and the number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable. For purposes of clarification, the number of shares of Class B Common Stock that the Corporation may elect to use as payment against any accrued or declared but unpaid dividends pursuant to Section 3(a), Section 5(d) or Section 5(l)(iii) shall not be construed as shares of Class B Common Stock into which shares of Preferred Stock are convertible.

(h) Sale of Shares Below Conversion Price.

(i) If, at any time or from time to time, after the Filing Date the Corporation issues or sells, or is deemed by the express provisions of this Section 5(h) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Section 5(e), 5(f) or 5(g) above, for an Effective Price (as defined below) less than the then effective Conversion Price of any series of Preferred Stock (a “Qualifying Dilutive Issuance”), then and in each such case, the then effective Conversion Price of each such series shall be decreased, concurrent with such issue or sale, to a price (calculated to the eighth digit to the right of the decimal point) determined by multiplying the applicable Conversion Price in effect immediately prior to such issuance or sale by a fraction:

(A) the numerator of which shall be (i) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (ii) the number of shares of Common Stock which the Aggregate Consideration (as defined below) received or deemed received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such then-effective applicable Conversion Price, and

(B) the denominator of which shall be (i) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (ii) the total number of Additional Shares of Common Stock so issued.

(ii) For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of actually issued and outstanding shares of Common Stock on the day immediately preceding the given date, plus (B) the number of shares of Class B Common Stock into which the then outstanding shares of Preferred Stock could be converted if fully converted on the day immediately preceding the given date, plus (C) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

(iii) For the purpose of making any adjustment required under this Section 5(h), the aggregate consideration received by the Corporation for any issue or sale of securities (the “Aggregate Consideration”) shall be computed as follows: (A) to the extent it consists of cash, Aggregate Consideration shall be computed at the gross amount of cash received by the Corporation before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale and without deduction of any expenses payable by the Corporation, (B) to the extent it consists of property other than cash, Aggregate Consideration shall be computed at the fair value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, Aggregate Consideration shall be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iv) For the purpose of the adjustment required under this Section 5(h), subject to the exclusions set forth in clauses (A) through (F) of the definition of “Additional Shares of Common Stock” in Section 5(h)(vii) below, if the Corporation issues or sells (x) Preferred Stock or other stock, options, warrants, purchase rights or other securities convertible into, shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of shares of Common Stock or Convertible Securities and if the Effective Price of such issuance or sale is less than any Conversion Price, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon conversion of such Convertible Securities or exercise of such rights or options shall be deemed to be Additional Shares of Common Stock issued at the time of the issuance of such rights or options or Convertible Securities and the Corporation shall be deemed to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such rights or options or Convertible Securities plus:

(A) in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise of such rights or options; and

(B) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(v) In the event of any change in the number of Additional Shares of Common Stock deliverable upon the exercise or conversion of rights, options or Convertible Securities, or any change in the minimum amount of consideration payable to the Corporation upon the exercise or conversion of rights, options or Convertible Securities (other than by reason of antidilution adjustments or similar provisions), each Conversion Price, if and to the extent in any way affected by or calculated using such rights, options or Convertible Securities, shall be recalculated to reflect such change.

(vi) No further adjustment of any Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the applicable Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the applicable Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Corporation on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Preferred Stock.

(vii) For the purpose of making any adjustment to the Conversion Price of the Preferred Stock required under this Section 5(h), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Section 5(h) (including shares of Common Stock subsequently reacquired or retired by the Corporation), other than:

(A) shares of Class B Common Stock issued upon conversion of the Preferred Stock;

(B) shares of Common Stock or Convertible Securities issued as a dividend or distribution on the Preferred Stock;

(C) shares of Common Stock or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Class B Common Stock that is covered by 5(e), 5(f) or 5(g);

(D) up to 2,496,438 shares of Common Stock or Convertible Securities issued with the consent of the Board, whether issued before or after the date on which the first share of Series B Preferred was issued (the “Original Issue Date”) (provided that any Convertible Securities for such shares that expire or terminate unexercised or any restricted Common Stock repurchased by the Corporation at cost shall not be counted toward such maximum number unless and until such shares are regranted as new stock grants or as new Convertible Securities) to employees, officers or directors of, or consultants or advisors to the Corporation or any subsidiary, pursuant to the Corporation’s 2007 Stock Option Plan or such other stock purchase or stock option plan or other arrangements that are approved by the Board;

(E) shares of Common Stock or Convertible Securities actually issued pursuant to the exercise of Convertible Securities outstanding as of the Original Issue Date; or

(F) shares of Common Stock, Preferred Stock and Convertible Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by the Board (which approval shall include the affirmative approval of the Preferred Stock Designees).

References to Common Stock in the subsections of this clause (vii) above shall mean all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Section 5(h). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Corporation under this Section 5(h), into the Aggregate Consideration received, or deemed to have been received by the Corporation for such issue under this Section 5(h), for such Additional Shares of Common Stock. In the event that the number of shares of Additional Shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such Additional Shares of Common Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, ascertainable.

(viii) In the event that the Corporation issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Corporation issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance (a “Subsequent Dilutive Issuance”) pursuant to the same instruments as the First Dilutive Issuance, then and in each such case upon a Subsequent Dilutive Issuance each Conversion Price, if and as applicable, shall be reduced to the applicable Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(i) Waiver of Antidilution Protection. Notwithstanding anything to the contrary, any provision of Section 5(h) and any adjustments made or required to be made to the applicable Conversion Price for any series of Preferred Stock pursuant hereto may be waived on behalf of all shares of such series by the vote or written consent of the holders of at least a majority of the then outstanding shares of such series, voting together as a separate class.

(j) Certificate of Adjustment. In each case of an adjustment or readjustment of any Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of any series of Preferred Stock, if such Preferred Stock is then convertible pursuant to this Section 5, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment (a “Certificate of Adjustment”), and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of such series of Preferred Stock at the holder’s address as shown in the Corporation’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the applicable Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of such Preferred Stock. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Stock (but in any event not later than 10 days thereafter in each case), furnish or cause to be furnished to such holder a certificate setting forth (i) the applicable Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Preferred Stock.

(k) Notices of Record Date. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition or other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, or any Asset Transfer, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Preferred Stock at least ten (10) days prior to the record date specified therein (or such shorter period approved by the holders of at least 75% of the outstanding Preferred Stock) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

(l) Automatic Conversion.

(i) Each share of Preferred Stock shall automatically be converted into shares of Class B Common Stock, in accordance with Section 5(b), (A) at any time upon the affirmative election of the holders of at least 75% of the then outstanding shares of Preferred Stock, voting together as a single class on as-converted basis, or (B) immediately prior to the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation in which (i) the per share price is at least one and one-half (1 1⁄2) times the Series B Original Issue Price (as adjusted for stock splits, dividends, recapitalizations and the like after the filing date hereof), and (ii) the gross cash proceeds to the Corporation (before underwriting discounts, commissions and fees) are at least $50,000,000 (a “Qualified Public Offering”).

(ii) Upon the occurrence of either of the events specified in Sections 5(l)(i)(A) or (B) above, the respective outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Class B Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Preferred Stock, the holders of such Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Class B Common Stock into which such shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

(iii) Upon the occurrence of the event specified in Section 5(l)(i)(A) or (B) above, simultaneously with the delivery of a certificate or certificates for shares of Class B Common Stock pursuant to Section 5(l)(ii) immediately above, the Corporation shall pay (A) to each holder of Series A Preferred the amount of accrued and unpaid dividends attributable to such holder’s shares of Series A Preferred that converted into Class B Common Stock pursuant to Section 5(l)(i)(B) above; and (B) to each holder of Series B Preferred the amount, if any, of declared but unpaid dividends attributable to such holder’s shares of Series B Preferred that converted into Class B Common Stock pursuant to Section 5(l)(i)(B) above, in each such case in cash or Class B Common Stock (at the Class B Common Stock’s fair market value determined by the Board as of the date of such payment) at the option of the Corporation.

(m) Fractional Shares. No fractional shares of Class B Common Stock shall be issued upon conversion of Preferred Stock. All shares of Class B Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Class B Common Stock’s fair market value (as determined by the Board) on the date of conversion.

(n) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class B Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock. If at any time the number of authorized but unissued shares of Class B Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class B Common Stock to such number of shares as shall be sufficient for such purpose.

(o) Notices. Any notice required by the provisions of this Section 5 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

(p) Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Class B Common Stock upon conversion of shares of Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Class B Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered.

(q) Waiver. Any of the rights, preferences and privileges of any series of Preferred Stock set forth herein may be waived on behalf of all holders of such series of Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the outstanding shares of such series of Preferred Stock, voting together as a separate class.

6. REDEMPTION OF PREFERRED STOCK.

The Preferred Stock shall not be redeemable and the Corporation shall have no obligation to redeem any share of Preferred Stock.

7. NO REISSUANCE OF PREFERRED STOCK.

No shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

E. Except as provided above, the rights, preferences, privileges, restrictions and other matters relating to the Class A Common Stock and Class B Common Stock are as follows:

1. DEFINITIONS.

For purposes of this Article IV.E, the following definitions shall apply:

(a) “Disability Event” means an event that results in a Founder’s inability to perform the material duties of his employment by reason of any medically determinable physical or mental impairment that can be expected to result in death within 12 months or can be expected to last for a continuous period of not less than 12 months, as determined by a licensed physician jointly selected by a majority of the Independent Directors and the Founder. If the Founder is incapable of selecting a licensed physician, then the Founder’s spouse shall make the selection on behalf of the Founder, or in the absence or incapacity of the Founder’s spouse, the Founder’s parents shall make the selection on behalf of the Founder, or in the absence of parents of the Founder, a natural person then acting as the successor trustee of a revocable living trust which was created by the Founder and which holds more shares of all classes of capital stock of the Corporation than any other revocable living trust created by the Founder shall make the selection on behalf of the Founder, or in absence of any such successor trustee, the legal guardian or conservator of the estate of the Founder shall make the selection on behalf of the Founder.

(b) “Final Conversion Date” means, following the IPO, 5:00 p.m. in New York City, New York on the first Trading Day following the date on which the outstanding shares of Class B Common Stock represent less than ten percent (10%) of the total voting power of the shares of the Corporation entitled to vote.

(c) “Founder” means any of Matthew Calkins, Robert Kramer, Michael Beckley and Marc Wilson.

(d) “Independent Directors” mean a majority of the members of the Board designated as independent directors in accordance with the Listing Standards.

(e) “IPO” means the Corporation’s first firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Class A Common Stock where the Class A Common Stock and Class B Common Stock are each a “covered security” as described in Section 18(b) of the Securities Act of 1933, as amended.

(f) “IPO Date” means the first date that a class of the Corporation’s shares have been listed for trading on the New York Stock Exchange, NASDAQ Global Select Market or NASDAQ Global Market or any successor markets or exchanges.

(g) “Listing Standards” means (i) the requirements of any national stock exchange under which the Company’s equity securities are listed for trading that are generally applicable to companies with common equity securities listed thereon or (ii) if the Corporation’s equity securities are not listed for trading on a national stock exchange, the requirements of the New York Stock Exchange generally applicable to companies with equity securities listed thereon.

(h) “Parent” of an entity means any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

(i) “Permitted Transfer” means any Transfer of a share of Class B Common Stock to any of the entities or individuals listed below:

(i) a trust for the benefit of such Qualified Stockholder or persons other than the Qualified Stockholder so long as a Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided that in the event a Qualified Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each such share of Class B Common Stock then held by such trust shall automatically convert as provided in this Article IV.E;

(ii) a trust under the terms of which a Qualified Stockholder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), or a reversionary interest so long as a Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided, however, that in the event a Qualified Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each such share of Class B Common Stock then held by such trust shall automatically convert as provided in this Article IV.E;

(iii) an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which such Qualified Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code; provided that in each case such Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust, and provided, further, that in the event the Qualified Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such account, plan or trust, each such share of Class B Common Stock then held by such trust shall automatically convert as provided in this Article IV.E;

(iv) a corporation in which such Qualified Stockholder directly, or indirectly through one or more Permitted Transferees, owns shares with sufficient Voting Control in the corporation, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation; provided that in the event the Qualified Stockholder no longer owns sufficient shares or no longer has sufficient legally enforceable rights to ensure the Qualified Stockholder to retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation, each such share of Class B Common Stock then held by such corporation shall automatically convert as provided in this Article IV.E;

(v) a partnership in which such Qualified Stockholder directly, or indirectly through one or more Permitted Transferees, owns partnership interests with sufficient Voting Control in the partnership, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership; provided that in the event the Qualified Stockholder no longer owns sufficient partnership interests or no longer has sufficient legally enforceable rights to ensure the Qualified Stockholder to retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership, each such share Class B Common Stock then held by such partnership shall automatically convert as provided in this Article IV.E;

(vi) a limited liability company in which such Qualified Stockholder directly, or indirectly through one or more Permitted Transferees, owns membership interests with sufficient Voting Control in the limited liability company, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company; provided that in the event the Qualified Stockholder no longer owns sufficient membership interests or no longer has sufficient legally enforceable rights to ensure the Qualified Stockholder to retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company, each such share of Class B Common Stock then held by such limited liability company shall automatically convert as provided in this Article IV.E; or

(vii) a Transfer by a Founder or a Founder’s Permitted Transferee or Qualified Trustee of shares of Class B Common Stock, or the right to exercise dispositive power over, or Voting Control with respect to, such shares, to a Founder or a Permitted Transferee or Qualified Trustee of a Founder. Without limiting the generality of the foregoing, a Founder shall be deemed to have sole dispositive power and exclusive Voting Control with respect to any shares of Class B Common Stock over which a Qualified Trustee exercises such dispositive power and Voting Control. In the event a Founder’s Qualified Trustee resigns as trustee, or becomes ineligible to be a Qualified Trustee, or otherwise ceases to serve as a Qualified Trustee, the Founder shall have sixty (60) days to appoint a replacement Qualified Trustee before any shares of Class B Common Stock over which the Qualified Trustee had sole dispositive power and exclusive Voting Control become subject to the automatic conversion provisions of this Article IV.E.

(j) “Permitted Transferee” means a transferee of shares of Class B Common Stock received in a Transfer that constitutes a Permitted Transfer.

(k) “Qualified Stockholder” means (i) any registered holder of a share of Class B Common Stock immediately after the IPO Date; (ii) the initial registered holder of any shares of Class B Common Stock that is originally issued by the Corporation after the IPO Date pursuant to the exercise or conversion of options or warrants or settlement of restricted stock units that, in each case, are outstanding as the IPO Date or are issued in connection with, or upon completion of, an IPO; and (iii) a Permitted Transferee or, in the case of a Founder, such Founder’s Qualified Trustee.

(l) “Qualified Trustee” means a professional in the business of providing trustee services, including private professional fiduciaries, trust companies, accounting, legal or financial advisors, or bank trust departments that (i) is subject to appointment and removal solely by a Founder or, following a Founder’s death or during the Founder’s Disability Event, by the Founder’s designated proxy (who may be the other Founder or another person selected by the Founder and approved to act in that role by the Independent Directors), and (ii) has no pecuniary interest in any Class B Common Stock held by any entity of which such person is a trustee.

(m) “Trading Day” means any day on which the NASDAQ Stock Market or New York Stock Exchange or any successor markets or exchanges is open for trading.

(n) “Transfer” of a share of Class B Common Stock means, directly or indirectly, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise), including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise. A “Transfer” will also be deemed to have occurred with respect to all shares of Class B Common Stock beneficially held by an entity that is a Qualified Stockholder, if after the IPO Date there is a Transfer of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, such that the previous holders of such voting power no longer retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such holder.

Notwithstanding the foregoing, the following will not be considered a “Transfer”:

(i) granting a revocable proxy to officers or directors of the Corporation at the request of the Board in connection with actions to be taken at an annual or special meeting of stockholders or in connection with any action by written consent of the stockholders solicited by the Board (if action by written consent of stockholders is permitted at such time under this Third Amended and Restated Certificate of Incorporation);

(ii) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock, which voting trust, agreement or arrangement (i) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (ii) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time and (iii) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;

(iii) pledging shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee will constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer” at such time;

(iv) granting a proxy by a Founder to a Qualified Trustee or a person disclosed to the Independent Directors, to exercise dispositive power and/or Voting Control of the shares of Class B Common Stock owned directly or indirectly, beneficially and of record, by such Founder effective either (i) on the death of such Founder or (ii) during any Disability Event of such Founder, including the exercise of such proxy by such person; or

(v) entering into a support or similar voting agreement (with or without granting a proxy) in connection with a Liquidation Event.

(o) “Voting Control” means, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

2. RIGHTS RELATING TO DIVIDENDS, SUBDIVISIONS AND COMBINATIONS.

(a) Subject to the prior rights of holders of all classes and series of stock at the time outstanding having prior rights as to dividends, the holders of the Class A Common Stock and Class B Common Stock shall be entitled to receive, when, as and if declared by the Board, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board. Any dividends paid to the holders of shares of Class A Common Stock and Class B Common Stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of the applicable class of Common Stock treated adversely, voting separately as a class.

(b) The Corporation shall not declare or pay any dividend or make any other distribution to the holders of Class A Common Stock or Class B Common Stock payable in securities of the Corporation unless the same dividend or distribution with the same record date and payment date shall be declared and paid on all shares of Common Stock; provided, however, that (i) dividends or other distributions payable in shares of Class A Common Stock or rights to acquire shares of Class A Common Stock may be declared and paid to the holders of Class A Common Stock without the same dividend or distribution being declared and paid to the holders of the Class B Common Stock if, and only if, a dividend payable in shares of Class B Common Stock, or rights to acquire shares of Class B Common Stock, as applicable, are declared and paid to the holders of Class B Common Stock at the same rate and with the same record date and payment date; and (ii) dividends or other distributions payable in shares of Class B Common Stock or rights to acquire shares Class B Common Stock may be declared and paid to the holders of Class B Common Stock without the same dividend or distribution being declared and paid to the holders of the Class A Common Stock if, and only if, a dividend payable in shares of Class A Common Stock, or rights to acquire shares of Class A Common Stock, as applicable, are declared and paid to the holders of Class A Common Stock at the same rate and with the same record date and payment date.

(c) If the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock or Class B Common Stock, then the outstanding shares of all Common Stock will be subdivided or combined in the same proportion and manner.

3. VOTING RIGHTS.

(a) Class A Common Stock. Each holder of shares of Class A Common Stock shall be entitled to one (1) vote for each share thereof held.

(b) Class B Common Stock. Each holder of shares of Class B Common Stock shall be entitled to ten (10) votes for each share thereof held.

(c) Class B Common Stock Protective Provisions. Following the IPO, so long as any shares of Class B Common Stock remain outstanding, the Corporation shall not, without the approval by vote or written consent of the holders of a majority of the voting power of the Class B Common Stock then outstanding, voting together as a single class, directly or indirectly, or whether by amendment, or through merger, recapitalization, consolidation or otherwise:

(i) amend, alter, or repeal any provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation (including any filing of a Certificate of Designation), that modifies the voting, conversion or other powers, preferences, or other special rights or privileges, or restrictions of the Class B Common Stock; or

(ii) reclassify any outstanding shares of Class A Common Stock of the Corporation into shares having rights as to dividends or liquidation that are senior to the Class B Common Stock or the right to more than one (1) vote for each share thereof.

(d) General. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock, Class A Common Stock and Class B Common Stock shall vote together and not as separate series or classes.

4. LIQUIDATION RIGHTS.

In the event of a Liquidation Event, upon the completion of the distributions required with respect to each series of Preferred Stock that may then be outstanding, the remaining assets of the Corporation legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis to the holders of Class A Common Stock and Class B Common Stock, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class; provided, however, that for the avoidance of doubt, consideration to be paid or received by a holder of Common Stock in connection with any Liquidation Event pursuant to any employment, consulting, severance or similar services arrangement shall not be deemed to be “distribution to stockholders” for the purpose of this Section 4.

5. CONVERSION OF THE CLASS B COMMON STOCK. Following the IPO Date, the Class B Common Stock will be convertible into Class A Common Stock as follows:

(a) Each share of Class B Common Stock will automatically convert into one fully paid and nonassessable share of Class A Common Stock on the Final Conversion Date.

(b) With respect to any holder of Class B Common Stock, each share of Class B Common Stock held by such holder will automatically be converted into one fully paid and nonassessable share of Class A Common Stock, as follows:

(i) on the affirmative election of such holder;

(ii) on the occurrence of a Transfer of such share of Class B Common Stock, other than a Permitted Transfer; or

(iii) with respect to Class B Common Stock held by a holder (other than a Founder or a Permitted Transferee or Qualified Trustee of a Founder) who is a natural person, or a Permitted Transferee of such natural person, upon the death of such natural person;

(iv) with respect to Class B Common Stock held by a Founder and a Founder’s Permitted Transferees and Qualified Trustees, nine months following the death of such Founder.

(c) On the occurrence of the conversion events specified in Sections 5(a) or 5(b) above, such conversion will occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation will not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable on such conversion unless the certificates evidencing such shares of Class B Common Stock, if any such certificates have been issued, are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. On the occurrence of such automatic conversion of the Class B Common Stock, the holders of Class B Common Stock so converted will surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Class A Common Stock. Thereupon, if requested by any holder of Class B Common Stock, there will be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Class A Common Stock into which the shares of Class B Common Stock surrendered were convertible on the date on which such automatic conversion occurred.

(d) The Corporation may, from time to time, establish such policies and procedures relating to the conversion of the Class B Common Stock into Class A Common Stock and the general administration of this dual class stock structure, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock, to confirm the validity of all Transfers purported to be Permitted Transfers, and to confirm that a conversion to Class A Common Stock has not occurred. A determination by the Secretary of the Corporation that a Transfer results in a conversion to Class A Common Stock shall be conclusive and binding.

6. RESERVATION OF STOCK ISSUABLE UPON CONVERSION.

The Corporation shall at all times following the closing of the IPO reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Class B Common Stock, as applicable, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock; and if at any time following the closing of the IPO the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock, as applicable, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such numbers of shares as shall be sufficient for such purpose.

7. MISCELLANEOUS.

(a) No share or shares of Class B Common Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares that the Corporation shall be authorized to issue.

(b) No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and a stockholder.

V.

A. The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent under applicable law.

B. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of, and advancement of expenses to, directors, officers, employees, other agents of the Corporation and any other persons to which the DGCL permits the Corporation to provide indemnification.

C. Any repeal or modification of this Article V shall only be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

VI.

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board.

B. Subject to the limitations set forth herein, the Board is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation.

C. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

VII.

In the event that a director of the Corporation who is also a partner or employee of an entity that is a holder of Preferred Stock and that is in the business of investing and reinvesting in other entities (each, a “Fund”) acquires knowledge of a potential transaction or matter in such person’s capacity as a partner or employee of the Fund and that may be a corporate opportunity for both the Corporation and such Fund (a “Corporate Opportunity”), then (i) such Corporate Opportunity shall belong to such Fund, (ii) such director shall, to the fullest extent permitted by law, have fully satisfied and fulfilled his fiduciary duty to the Corporation and its stockholders with respect to such Corporate Opportunity, and (iii) the Corporation, to the fullest extent permitted by law, waives any claim that such Corporate Opportunity constituted a corporate opportunity that should have been presented to the Corporation or any of its affiliates provided, however, that such director acts in good faith and such opportunity was not offered to such person in his or her capacity as a director of the Corporation.

* * * *

This Third Amended and Restated Certificate of Incorporation has been duly approved by the Board of the Corporation.

This Third Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the DGCL. This Third Amended and Restated Certificate of Incorporation have been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Corporation.

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IN WITNESS WHEREOF, APPIAN CORPORATION has caused this Third Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer this 11th day of May, 2017.

APPIAN CORPORATION

By:	/s/ Matthew Calkins
Matthew Calkins
President and Chief Executive Officer